                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number:  3235-0145
                                                   Expires: December 31, 1997
                                                   Estimated average burden
                                                   hours per response ...14.90
                                                   ---------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO._______)*


                               MICROGRAFX, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   59507710
--------------------------------------------------------------------------------
                                 (CUSIP Number)





Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 5 pages

CUSIP NO. 59507710                   13G                       PAGE 2 OF 5 PAGES


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J. PAUL GRAYSON
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER
  NUMBER OF
   SHARES           NONE
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      6   SHARED VOTING POWER
   EACH
 REPORTING          NONE
  PERSON       -----------------------------------------------------------------
   WITH         7   SOLE DISPOSITIVE POWER

                    NONE
               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    NONE
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     NONE
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 2 OF 5 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

Item 1.
                  (a)  Name of Issuer:

                       Micrografx, Inc.

                  (b)  Address of Issuer's Principal Offices:

                       1303 E. Arapaho Road
                       Richardson, Texas 75081

Item 2.
                  (a)  Name of Person Filing:

                       J. Paul Grayson

                  (b)  Address of Principal Business Office, or if none,
                       Residence:

                       1701 N. Greenville Avenue
                       Suite 702
                       Richardson, Texas 75081

                  (c)  Citizenship:

                       United States

                  (d)  Title of Class of Securities:

                       Common Stock. $.01 Par Value

                  (e)  CUSIP No.

                       59507710

Item 3.
                       Not Applicable
Item 4.
                       Ownership:

                       The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1997.

                  (a)  Amount Beneficially Owned:

                       None

                  (b)  Percent of Class:

                       0.0%

                  (c)  Number of Shares as to Which Such Person Has:

                         (i)   Sole power to vote or to direct the vote

                               None

                        (ii)   Shared power to vote or to direct the vote

                               None

                       (iii) Sole power to dispose or to direct the disposition of:

                               None

                        (iv) Shared power to dispose or to direct the disposition of:

                               None

Item 5.
                  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting, person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.
                  Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not Applicable

Item 7.
                  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.
                  Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.
                  Notice of Dissolution of Group:

                  Not Applicable

Item 10.
                  Certification:

                  Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:                                        J. PAUL GRAYSON
      ---------------

                                             By:
                                                 ----------------------------
                                            Name:J. Paul Grayson